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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust and to the incorporation by reference therein of our reports dated February 13, 1998 (except for Note 13 for Liberty Property Trust and Note 10 for Liberty Property Limited Partnership, as to which the date is February 23, 1998), with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership included in the Annual Reports (Form 10-K) of Liberty Property Trust and Liberty Property Limited Partnership for the year ended December 31, 1997, and to the incorporation by reference therein of our report dated February 12, 1998 with respect to the historical summary of gross income and direct operating expenses of the First Industrial Properties included in the Current Report (Form 8-K) dated March 5, 1998, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

May 14, 1998
Philadelphia, Pennsylvania